Exhibit 10.26
QUARTERLY-VESTING AWARDS
OFFICER SEVERANCE PROGRAM PARTICIPANT
BROADCOM CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT(S)
AMENDMENT AGREEMENT
     AMENDMENT AGREEMENT by and between Broadcom Corporation, a California corporation (the “Corporation”), and                                          (the “Participant”) to be effective as of January 1, 2009.
     RECITALS
     A. Participant is a party to one or more Restricted Stock Unit Award Agreements with the Corporation pursuant to which Participant will become entitled to receive shares of Common Stock that vest under the restricted stock units evidenced by those agreements.
     B. The purpose of this Amendment Agreement is to bring each of those Restricted Stock Unit Award Agreements, to the extent they pertain to restricted stock units that were not vested as of December 31, 2004, into documentary compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.
     C. The Restricted Stock Unit Award Agreements that are the subject to this Amendment Agreement are more particularly identified in attached Schedule I.
     D. All capitalized terms in this Agreement shall have the same meanings assigned to them in the applicable Restricted Stock Unit Award Agreement.
     NOW, THEREFORE, it is agreed each of the Restricted Stock Unit Award Agreements is hereby amended as follows, effective January 1, 2009:
     1. The Issuance Schedule of the Award Summary in each Restricted Stock Unit Award Agreement is hereby amended in its entirety to read as follows:
          Each quarterly installment of Shares to which you become entitled in accordance with the foregoing Vesting Schedule shall be issued, subject to the Corporation’s collection of the applicable Withholding Taxes, on the vesting date specified for that installment in accordance with such schedule or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which that vesting date occurs or (ii) the fifteenth day of the third calendar month following that vesting date. Any Shares that vest on an accelerated basis pursuant to Paragraph 8 of this Agreement shall be issued in accordance with the applicable provisions of such paragraph. The Corporation shall in all instances collect the applicable Withholding Taxes with respect to the issued Shares pursuant to the procedures set forth in Paragraph 7 of this Agreement.
     2. The following paragraphs are hereby added to the end of Paragraph 1 of each Restricted Stock Unit Award Agreement:
          You are also a participant in the Corporation’s special officer severance program pursuant to the terms of the letter agreement and appendix between you and the Corporation dated August 12, 2008 (the “Severance Agreement”). The Severance Agreement sets forth certain terms and conditions under which your equity or equity-based awards from the Corporation, including this Award, may vest in whole or in part on an accelerated basis in connection with your cessation of Employee status under various specified circumstances. The Severance Agreement also sets forth the date or dates on which the shares of Common Stock subject to the awards that vest on such an accelerated basis, including the Shares subject to this Award, are to be issued, subject to certain required delays as set forth in the Severance Agreement. The terms and provisions of the Severance Agreement, as they apply to this Award, are hereby incorporated by reference into this Agreement and shall have the same force and effect as if expressly set forth in this Agreement. In the event of any conflict between the provisions of this Agreement and those of the Severance Agreement, the provisions of the Severance Agreement shall be controlling.
     3. Paragraph 4 of each Restricted Stock Unit Award Agreement is hereby amended in its entirety to read as follows:
          4. Adjustments. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities assumable pursuant to this Award and the number and/or class of securities that vest on each vesting date pursuant to the Vesting Schedule set forth above. The adjustments shall be made by the Plan Administrator in such manner as the Plan Administrator deems appropriate to reflect such change, and those adjustments shall be final, binding and conclusive. In the event of a Change in Control, the provisions of Paragraph 8 shall be controlling.
     4. Paragraph 8(c) of each Restricted Stock Unit Award Agreement is hereby amended in its entirety to read as follows:
          (c) If the Restricted Stock Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with a cash retention program in accordance with Paragraph 8 (a), then those units will vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units shall be converted into the right to receive the same consideration per share of Common Stock payable to the other shareholders of the Corporation in consummation of that Change in Control, and such consideration per Share shall be distributed to you on the tenth (10th) business day following the earliest to occur of (i) the date on which that Share vests in accordance with express terms of the Vesting Schedule set forth above, (ii) the date of your Separation from Service or (iii) the first date following the Change in Control on which the distribution can be made without contravention of any applicable provisions of Code Section 409A. Such distribution shall be subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7.
     5. Paragraph 11 of each Restricted Stock Unit Award Agreement is hereby amended in its entirety to read as follows:
          11. Benefit Limit. In the event the accelerated vesting and issuance of the Shares subject to this Award would otherwise constitute a parachute payment under Code Section 280G, then the applicable parachute payment provisions of the Severance Agreement shall govern your rights and entitlements.
     6. Paragraph 19 of each Restricted Stock Unit Award Agreement is hereby renumbered Paragraph 20, and new Paragraph 19 is hereby added to each of the Restricted Stock Unit Award Agreements:
          19. Code Section 409A Limitations. Notwithstanding any provision in this Agreement to the contrary, the following special provision shall govern the issuance of any Shares that become issuable (or any other amounts that become distributable) in connection with your termination of Employee status, should the provisions of this Agreement and the applicable vesting acceleration provisions of the Severance Agreement, be deemed to create a deferred compensation arrangement subject to Section 409A of the Code:
          (i) In no event shall the Shares that become issuable in connection with your termination of Employee status be actually issued, nor shall you have any right to the issuance of those Shares, prior to the date of your Separation from Service. Except as otherwise provided in subparagraph (ii) below, the Shares shall be issued on the date of such Separation from Service or as soon as administratively practicable thereafter, but in no event later than the later of (i) the close of the calendar year in which such Separation from Service occurs or (i) the fifteenth day of there third calendar month following the date of such Separation from Service.
          (ii) If the issuance date for the Shares (or the distribution date of any other amounts due you hereunder) is tied to your Separation from Service in accordance with subparagraph (i) above, then in no event will the Shares be issued (or such amounts be distributed) prior to the earlier of (i) the first day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of your death, if you are deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, the Shares shall be issued (or any other amounts due you hereunder shall be distributed) in a lump sum on the first day of the seventh (7th) month after the date of your Separation from Service, or if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.
          For purposes of this Agreement, Separation from Service shall mean your cessation of Employee status and shall be deemed to occur at such time as the level of your bona fide services as an Employee (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services you rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which you may have rendered such service). Solely for purposes of determining when a Separation from Service occurs, you will be deemed to continue in “Employee” status for so long as you remain in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any other corporation or business controlled by, controlling or under common control with, the Corporation, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations. Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.
          In addition, it is the intent of the parties that the provisions of this Agreement, as amended by the Amendment Agreement, comply with all applicable requirements of Section 409A of the Code. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement as so amended would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the applicable Treasury Regulations thereunder.
     7. Except as modified by this Amendment Agreement, all the terms and conditions of each Restricted Stock Award Agreement subject to this agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, each of the parties has executed this Amendment Agreement on the date specified for that party below.

BROADCOM CORPORATION

By:

Title:

Dated:	, 2008

PARTICIPANT

Printed Name:

Dated:	, 2008

SCHEDULE I
RESTRICTED STOCK UNIT AWARD AGREEMENTS
     The following Restricted Stock Unit Award Agreements between the Corporation and Participant are subject to the Amendment Agreement:
AGREEMENT:
Award Date:

Number of Restricted Stock Units
Originally Subject to Agreement:

Number of Restricted Stock Units
Currently Outstanding:

Number of Restricted Stock Units
Subject to Amendment Agreement:

AGREEMENT:
Award Date:

Number of Restricted Stock Units
Originally Subject to Agreement:

Number of Restricted Stock Units
Currently Outstanding:

Number of Restricted Stock Units
Subject to Amendment Agreement: